UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant [_]

Filed by a Party other than the Registrant ☒

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule

14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

☒ Soliciting material Pursuant to Rule 14a-12

THE NEW YORK TIMES COMPANY

(Name of Registrant as Specified In Its Charter)

HARBINGER CAPITAL PARTNERS NY, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒ No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:____________
2) Aggregate number of securities to which transaction applies:_______________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
    (Set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________

4) Proposed maximum aggregate value of transaction:___________________________
5) Total fee paid:____________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing        for which the offsetting fee was paid previously. Identify the previous filing by registration statement       number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:____________________________________________________
2) Form, Schedule or Registration Statement No.:______________________________
3) Filing Party:
4) Date Filed:_______________________________________________

Harbinger Capital Partners NY, LLC, a limited liability company formed under the laws of Delaware (“Harbinger NY”), is filing materials contained herein with the Securities and Exchange Commission (“SEC”) in connection with the 2008 annual meeting of stockholders (the “2008 Annual Meeting”) of The New York Times Company, a New York Corporation (the “Company”). Harbinger NY previously filed a preliminary proxy statement with the SEC with respect to the solicitation of proxies to elect four nominees as Class A directors on the Company’s board of directors at the 2008 Annual Meeting. On March 17, 2008, the Company and Harbinger NY, along with certain other persons holding a direct and indirect interest in Harbinger NY (such persons, together with Harbinger NY, the “HCP Investors”), entered into an agreement which, among other things, terminates the pending proxy contest for the election of directors at the 2008 Annual Meeting. A copy of the Joint Press Release issued by the Company and the HCP Investors announcing the agreement is filed herewith.

Press Release

Contacts:	For The New York Times Company: Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com
For Harbinger Capital Partners and Firebrand Partners: Andy Merrill/Tripp Kyle, 212-303-7600; E-mail: andy.merrill@finsbury.com, tripp.kyle@finsbury.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY, HARBINGER CAPITAL AND FIREBRAND PARTNERS AGREE TO SETTLE PROXY CONTEST

NEW YORK, March 17, 2008 – The New York Times Company, the Harbinger Capital Partners Funds (“Harbinger”) and Firebrand Partners (“Firebrand”) announced today that they have reached an agreement under which Scott Galloway, founder of Firebrand, and James Kohlberg, chairman of Kohlberg & Company, will be added to the slate of Class A candidates nominated by the Board for election at the annual meeting of shareholders on April 22, 2008. The size of the Board will be increased from 13 to 15 directors. As a condition to the agreement, Harbinger and Firebrand have agreed to cease their efforts to elect a slate of four nominees to the Times Company’s Board of Directors at the 2008 annual meeting.

The other Class A nominees will be Robert E. Denham, Thomas Middelhoff and Doreen A. Toben. William E. Kennard, previously nominated to stand for election by the Class A shareholders, will now stand for election by the Class B shareholders. Harbinger and Firebrand have agreed to vote their Class A shares in favor of the Company’s recommended five-person slate.

Chairman Arthur Sulzberger, Jr. said, “We are pleased to have reached an agreement with Harbinger and Firebrand. Both the Board and management welcome the perspectives and insights of our proposed new directors.”

Philip A. Falcone, senior managing director of Harbinger, stated, “Our nominees look forward to working with the other directors and management to build and deliver value for all shareholders.”

About the New York Times Company

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

About the Harbinger Capital Partners Funds

Founded in 2001 by Philip A. Falcone and Harbert Management Corporation, Harbinger Capital Partners has grown to one of the 15 largest hedge funds, by assets, in America. Harbinger’s mission is to achieve superior returns through investments in distressed/high yield securities, special situations and private loans and notes. The firm consists of a team of investment professionals who seek to develop investment opportunities through analytical rigor coupled with a contrarian viewpoint.

About Firebrand Partners, LLC

Firebrand Partners is an operational activist firm that invests in publicly-traded companies whose brand equity represents significant upside relative to their market capitalization. The firm seeks opportunities where its domain expertise and shareholder position can serve as the catalyst for unlocking value.

# # #